GENERAL AGENT AGREEMENT
                 FOR AMERICAN ENTERPRISE LIFE INSURANCE COMPANY
                               VARIABLE ANNUITIES


     This AGENCY AGREEMENT ("Agreement") is entered into by and between American Enterprise Life Insurance Company ("Company"), American Express Financial Advisors Inc. (Company's Broker-dealer), TCF Securities, Inc. ("General Agent") and TCF Securities, Inc. (the broker-dealer for General Agent; for purposes of this Agreement, "General Agent's Broker" ) effective as of June 11, 1997 (the "Effective Date").

                                    Recitals

     The purpose of this Agreement is to establish the terms and conditions under which General Agent will market and sell Company's variable annuities.
Company and General Agent intend that General Agent will be responsible for managing and supervising the marketing and sales of Company's variable annuities pursuant to this Agreement.

In consideration of the mutual covenants contained herein, the parties agree as follow:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings.

     1.1 "General Agent" is a financial institution or an insurance agency affiliated with a financial institution, duly licensed or otherwise qualified as an insurance agency in the states of the Territory, which, either itself or through Producers who are its employees or independent contractors, solicits and sells Products to the general public.

     1.2 "General Agent's Broker" is a broker-dealer registered with the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers ("NASD") and states where required. General Agent and General Agent's Broker may be the same entity, if properly registered as broker-dealer as required hereunder.

     1.3 "Distributor" is an affiliate of Company which Company has engaged to serve as principal underwriter and Distributor for Company's variable annuities.

     1.4 "Producer" is a duly licensed individual who sells Products as an employee or independent contractor of General Agent.

     1.5 "Products" are those annuity products issued by Company which will be marketed or sold by General Agents and Producers under this Agreement and are forth on Exhibit A and its Addenda attached hereto.

     1.6 "Territory" is those states in which General Agent is permitted to market and sell the Products, either by itself directly or through Producers, and which states are listed on Exhibit A and its Addenda.

2. TERM OF AGREEMENT. Unless otherwise terminated pursuant to paragraph 8 hereof, the term of this Agreement shall be for a period of one year commencing immediately upon the Effective Date (the "Term"). This Agreement shall automatically renew thereafter for successive one year periods (each, a "Renewal Period"), unless either party (1) notifies the other party within 30 days of the expiration of the Term or of any Renewal Period of the intention not to renew, or (2) otherwise terminates this Agreement pursuant to the terms hereof.

3.   APPOINTMENT OF GENERAL AGENT AND GENERAL AGENT'S BROKER.

     3.1 Appointment of General Agent and General Agent's Broker. Company and Distributor hereby appoint and authorize General Agent and General Agent's Broker to perform the services and responsibilities set forth in this Agreement on behalf of Company in accordance with the terms and conditions of this Agreement, and General Agent and General Agent's Broker hereby accept the appointments. General Agent's and General Agent's Broker's authority will be nonexclusive, and will be limited to the performance of the services and responsibilities set forth in this Agreement.

     3.2 Territory. Such appointment shall only extend to those states and jurisdictions within the Territory in which Company, Distributor, General Agent and General Agent's Broker are licensed or otherwise duly qualified to sell the Products.

4. DUTIES, OBLIGATIONS AND LIMITATIONS OF GENERAL AGENT AND GENERAL AGENT'S BROKER. Commencing on the Effective Date, General Agent and General Agent's Broker will faithfully perform all of General Agent's and General Agent's Broker duties within the scope of the agency relationship created under this Agreement to the best of their knowledge, skill and judgment. General Agent and General Agent's Broker shall be jointly and severally responsible and liable to Company for the faithful performance of all obligations and duties except those which this Agreement specifically identifies as duties of General Agent's Broker. General Agent's and General Agent's Broker's duties shall include, but not be limited to the following:

     4.1 Recruitment of Producers. General Agent and General Agent's Broker may recruit Producers to sell under the supervision of General Agent and General Agent's Broker. Producers so recruited may not solicit or sell Products prior to their obtaining the required state insurance license(s) in the states where such Producers will solicit and sell Products, being appointed as an agent by Company and completing training conducted by General Agent and General Agent's Broker on the Products, Product marketing methods, and regulatory and Company policy compliance requirements.

     4.2 Licensing and Appointment of General Agents and Producers. General Agent shall be responsible for the preparation and submission of proper insurance agent appointment and licensing forms and the assurance that all Producers recruited by General Agent and General Agent's Broker are appropriately licensed as insurance agents in the states where such Producers will solicit and sell Products. General Agent's Broker shall be responsible for the preparation and submission to the NASD of proper representative registration forms and assurance that all Producers are properly registered as representatives of General Agent's Broker with the NASD. General Agent and General Agent's Broker shall recommend Producers for appointment with Company, but Company shall retain sole authority to make appointments and may, by written notice to General Agent and General Agent's Broker, refuse to permit any Producer to solicit contracts for the sale of the Products.

     4.3 Compliance with Company Policies and Applicable Law. General Agent and General Agent's Broker will use reasonable efforts to comply with all instructions, rules, bulletins, manuals and underwriting guides issued in writing by Company ("Company Rules") to General Agent and General Agent's Broker, and with all applicable federal and state laws and regulations. Company will not issue any Company Rules that conflict with this Agreement or any applicable insurance laws or regulations.

     4.4 Supervision and Administration. General Agent and General Agent's Broker shall be responsible for supervising and administering the marketing, sales and customer service activities of General Agent, General Agent's Broker and Producers. General Agent and General Agent's Broker shall be responsible for all acts or omissions of General Agent, General Agent's Broker and Producer. General Agent's and General Agent's Broker's supervisory and administrative responsibilities include, but are not limited to:

          (1) ensuring that Producers comply with Company Rules and all federal and state laws and regulations applicable to the Products;

          (2) training Producers on Product features, Product marketing methods, and requirements for compliance with applicable laws and regulations and Company Rules prior to allowing a Producer to sell a Product;

          (3) providing Producers with advice and assistance with regard to marketing and advertising of Products; and ensuring that no promotional material or advertising is used, other than generic promotional material and advertising. For the purposes of this Agreement, "Generic Advertising" is defined as follows:

               a) any advertising or promotional material which does not mention Company by name; or

               b)   advertising   or   promotional   material  which  meets  the
               requirements of SEC Rule 135a.

               However, if the promotional material or advertising mentions variable annuities and General Agent does not offer to the public more than one variable annuity, such promotional material or advertising will not be considered "generic advertising", but shall be submitted in writing to Company for approval in accordance with paragraph 4.10

          (4) supplying to Producers sales literature and application forms acceptable to General Agent and approved by Company;

          (5)  assisting Producers in responding to customer inquiries;

          (6) promptly delivering to Producers relevant Company communications and Company Rules concerning Products, such as changes in rates, regulatory notices or new Product announcements;

          (7) ensuring that Producers: (a) submit premium payments directly and immediately to General Agent in accordance with Paragraph 4.5 herein; and (b) maintain any other documentation reasonably requested by Company;

          (8) maintaining an orderly process to resolve written customer complaints to ensure Company can meet its obligations under state insurance laws with respect to Producers and Product customers according to the following guidelines:

               (a) General Agent will maintain a separate log or files of all such complaints relating to the Products, even those it believes to be groundless or false, and will make such log or files available to Company in the event of a request for it by any regulator having jurisdiction over such complaints, Company or General Agent within the Territory covered by this Agreement; and

               (b) General Agent may make the determination of the validity of such complaints, and need not inform Company of those which it deems invalid;

               (c) Company shall be entitled to review all files concerning such complaints (even those which General Agent has determined to be groundless or false) every quarter, at the General Agent's principal place of business, during reasonable business hours and, to make copies thereof and submit written questions to General Agent thereon;

               (d) General Agent will notify Company in the event of any notice of hearing or filed action alleging wrongdoing of General Agent or any Producer with respect to the Products or a Producer, by any regulator with jurisdiction over the subject matter and Territory. In the event of such a notice or hearing all such complaint files or logs will become available to Company for review;

          (9) notifying Company if a Producer fails to maintain the required state licenses, or becomes inactive;

          (10) any other duties  necessary  or  appropriate  to perform  General
               Agent  and  General   Agent's  Broker   obligations   under  this
               Agreement.

          (11) General Agent's Broker will itself fully comply and ensure General Agent's and Producers' compliance with, the requirements of the NASD, the SEC and all other applicable federal and state laws, and, General Agent's Broker, will establish and maintain such rules and procedures as may be necessary to cause diligent supervision of the securities activities of General Agent and Producers. General Agent's Broker's duties with respect to General Agent's and Producers' securities activities include but are not limited to:


               (a) delivering to each person submitting an application a prospectus to be furnished by Company and Distributor in the form required by the applicable federal laws or by the acts or statutes of any applicable state, province or country;

               (b) ensuring that all sales literature or advertising used by General Agent, General Agent's Broker, or Producers, other than Generic Advertising concerning the Products has been approved by Company and/or Distributor, in accordance with Paragraph 4.10 or as mutually agreed in writing by the parties;

               (c)  reviewing   all  Product   applications   for  accuracy  and
                    completeness, and to determine the suitability of the sale;

               (d) complying with all applicable requirements of the 1934 Act and the NASD including the requirements to maintain and preserve books and records pursuant to Section 17(a) of the 1934 Act and the rules thereunder, and making such records and files available to staff of Company and Distributor and personnel of state insurance departments, the NASD, SEC or other regulatory agencies which have regulatory authority over Company or Distributor. Any commissions and fees relating to the Products will be reflected in the quarterly FOCUS reports and the fee assessment reports filed by General Agent's Broker with the NASD in accordance with the NASD Rules of Fair Practice.

               (e) maintaining an orderly process to resolve written customer complaints to ensure that Company and Distributor can meet their obligations under the NASD and SEC rules and regulations with respect to Producers and Product customers according to the following guidelines:

                    (i) General Agent and General Agent's Broker, will maintain a separate log or files of all such complaints relating to the Products, even those it believes to be groundless or false, and will make such log or files available to Company or Distributor in the event of a request for it by any regulator having jurisdiction over such complaints, Company, Distributor, General Agent or General Agent's Broker within the Territory covered by this Agreement; and

                    (ii) General Agent and General Agent's Broker may make the determination of the validity of such complaints, and need not inform Company or Distributor of those which it deems invalid;

                    (iii) Company and Distributor shall be entitled to review all files concerning such complaints (even those which General Agent or General Agent's Broker has determined to be groundless or false) every quarter, at the General Agent's or General Agent's Broker's principal place of business, during reasonable business hours and, to make copies thereof and submit written questions to General Agent or General Agent's Broker thereon;

                    (iv) General Agent and General Agent's Broker will notify Company or Distributor in the event of any notice of hearing or filed action alleging wrongdoing of General Agent, General Agent's Broker or any Producer with respect to the Products or a Producer, by any regulator with jurisdiction over the subject matter and Territory. In the event of such a notice or hearing all such complaint files or logs will become available to Company or Distributor for review;

     4.5 Collection and Submission of Premiums. Gross Sweep (modified). General Agent will assure its Producers' collection of the initial premium due on all Products and will timely account for such premiums, directly depositing them into an account established by the General Agent for the benefit of Company, at a bank approved by Company, and notifying Company by the next business day of the gross receipts and of the purchaser and Product to which such receipts shall be applied. Upon receipt of notification from General Agent, Company will sweep the settlement account.

     4.6 General Agent and General Agent's Broker Expenses. Except as otherwise provided in this Agreement, or subsequently agreed to in writing by the Company, General Agent and General Agent's Broker will be responsible for all costs and expenses of any kind and nature incurred by General Agent and General Agent's Broker in the performance of their duties under this Agreement.

     4.7  Solicitation.  General  Agent  and  General  Agent's  Broker,  through
          Producers, will have the right to solicit applicants who appear to meet Company's and Distributor's underwriting standards; provided that nothing in this Agreement shall be deemed to require General Agent or General Agent's Broker to solicit any persons for a Product.

     4.8 Company Property. General Agent, Producers, and General Agent's Broker will safeguard, maintain and account for all policies, forms, manuals, equipment, supplies, advertising and sales literature furnished to General Agent and General Agent's Broker by Company and Distributor and will destroy or return the same to Company and Distributor promptly upon request.

     4.9  Accurate  Record;  Audit.  General  Agent will keep  identifiable  and accurate records and accounts of all business and transactions effected pursuant to this Agreement for seven years beginning as to any annuity contract, from the date of initial deposit of premium into the contract. Upon reasonable notice and at reasonable times, continuing during a period of one year following the termination or expiration of this Agreement, General Agent and General Agent's Broker will permit Company or Distributor to visit, inspect, examine, audit and verify, at General Agent's or General Agent's Broker's offices or elsewhere, any of the properties, accounts, files, documents, books, reports, work papers and other records belonging to or in the possession or control of General Agent or General Agent's Broker relating to the business covered by this Agreement, and to make copies thereof and extracts therefrom, provided that such audit shall not unreasonably interfere with General Agent's or General Agent's Broker's normal course of business.

     4.10 Approved Advertising. No sales promotion materials or advertising relating to the Products of the Company shall be used by General Agent or its Producers, other than Generic Advertising, unless the specific item has been approved in writing by the Company. For the purposes of this Agreement, promotional materials and advertising shall not include customer correspondence which is not a form letter (i.e. a substantially identical letter sent to more than one person).


     4.11 Fidelity Bond. General Agent and General Agent's Broker represent that all directors, officers, employees and Producers of General Agent who are appointed pursuant to this Agreement as Producers for Company or who have access to funds of Company, including but not limited to funds submitted with applications for Products or funds being returned to owners, are covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company acceptable to Company. The bond shall be maintained by General Agent at General Agent's Broker's and/or General Agent's expense. It is understood and agreed that there may be a deductible to the coverage required hereunder. Company may require evidence, satisfactory to it, that such coverage is in force. General Agent shall give prompt written notice to Company of cancellation or change of coverage as soon as General Agent or General Agent's Broker are informed of any such event.

     4.12 Limitations. General Agent and General Agent's Broker shall have no authority with respect to Company, nor shall they represent themselves as having such authority, other than as is specifically set forth in this Agreement. Without limiting the foregoing, neither General Agent nor General Agent's Broker shall, without the express written consent of Company and/or Distributor, as applicable:

          (1) make, waive, alter or change any term, rate or condition stated in any Company contract or Company- or Distributor-approved form, nor discharge any contract in the name of Company;

          (2)  waive a forfeiture;

          (3) extend the time for the payment of premiums or other moneys due Company;

          (4) institute, prosecute or maintain any legal proceedings on behalf of Company or Distributor in connection with any matter pertaining to Company's business nor accept service of process on behalf of either Company or Distributor;

          (5) transact business in contravention of the rules and regulations of any insurance department and/or other governmental authorities having jurisdiction over any subject matter embraced by this Agreement;

          (6) make, accept or endorse notes, endorse checks payable to Company or Distributor, or otherwise incur any expense or liability on behalf of Company or Distributor, except that General Agent shall be permitted to use Company's endorsement stamp for purposes of depositing premium into the bank account established in the Company's name;

          (7) offer to pay or pay directly or indirectly any rebate of premium or any other inducement not specified in the Products to any owner or annuitant;

          (8) misrepresent the Products for the purpose of inducing an annuity contract-holder in any other company to lapse, forfeit or surrender his/her insurance therewith;

          (9) give or offer to give as a representative of Company any individualized advice or opinion regarding the amount of taxation of any customer's income or estate in connection with the purchase of any Product, except that the foregoing does not preclude General Agent or any Producer from giving advice or opinions as a representative of Company concerning the taxation of products generally or from giving individualized advice or opinions regarding taxation in a capacity other than as a representative of Company;

          (10) without the written consent of Company or Distributor, enter into an agreement with any person or entity, other than Producers recommended to Company for appointment, to market or sell the Products;

          (11) use  Company's  names,  logos,  trademarks,  service marks or any
               other   proprietary   designation   without  the  prior   written
               permission of Company.


5.   COMPANY AND DISTRIBUTOR REPRESENTATIONS AND RESPONSIBILITIES.

     5.1  Representations.

          5.1.1Company  represents and warrants that it is duly  incorporated in the state of Indiana and licensed in all states in the Territory, that all Products have been filed with and approved by appropriate state insurance departments, and that all sales literature has been filed with the insurance departments where required; all Products meet and will meet the requirements of all applicable laws and regulations of the Territory in which the Products are available for sale, and with the requirements of the Securities Act of 1933 and all applicable regulations of the SEC, and with rules of the NASD, and with any other applicable insurance and securities laws and regulations.

          5.1.2Company and  Distributor  represents and warrants and agrees that
               Distributor is, and will remain during the term of this Agreement will remain, duly registered as a broker-dealer with the Securities and SEC, NASD ,all fifty states and the District of Columbia, and is qualified to do business in all states in which Company is licensed and qualified to do business.

          5.1.3Distributor and Company represent and warrant that Company, as issuer and on behalf of the underlying investment account(s), has registered the underlying investment account(s) of the Products with the SEC as a security under the 1933 Act and as a unit investment trust under the Investment Company Act of 1940, and that such investment account(s) will remain so registered during the term of this agreement and at all relevant times thereafter.

          5.1.4Company  represents  and  warrants  that the  prospectus(es)  and registration statement(s) relating to the Products contain no untrue statements of material fact or omission to state a material fact, the omission of which makes any statement contained in the prospectus(es) and registration statement(s) misleading, and that during the term of this Agreement and at all relevant time thereafter the prospectus (es) and registration statement (s) will contain no such untrue statements of facts or omissions.

          5.1.5Company represents and warrants and agrees that all advertising and sales literature prepared or approved by Company will meet the requirements of all applicable laws and regulations of the Territory in which the Products are available for sale, and with the requirements of the Securities Act of 1933 and all applicable regulations of the SEC, and with rules of the NASD, and with any other applicable laws and regulations, and that such advertising and sales literature, where required, will be filed with (and not disproved by) the NASD and, where required, the insurance regulators or agencies of the Territory where the Products are available for sale.

          5.1.6Company represents and warrants and agrees that the Products are and at the time of offering by General Agent and General Agent's Broker will be treated as deferred annuity contracts under
               Section 72 of the Internal Revenue Code when held by a natural person, and as such interest, dividends, capital gains and other earnings under the contract will be deferred until withdrawn by the customer. Company further represents and warrants and agrees that Products designated as individual retirement annuities are and at the time of offering by General Agent and General Agent's Broker will qualify as individual retirement annuities as that term is used in Section 408 (b) of the Internal Revenue Code when the disclosure required by IRS regulation 1.408-6 (d) (4) is given to the customer. Company will provide General Agent and General Agent's Broker with a form of disclosure which meets the requirement of regulation 1.408-6 (d) (4). Company will provide General Agent and General Agent's Broker with an option of legal counsel satisfactory to them confirming the representation, warranties and covenants in this section.

          5.1.7Company  represents  and  warrants and agrees that assets held in the Product's separate account are and at all time will be legally separate from Company's general assets and are not subject to claims of the Company's creditors, and that income, gains and losses from assets held in the separate account are, in accordance with the contract, credited to or charged against the separate account without regard to other income, gains or losses of the Company. Company will provide General Agent and General Agent's Broker with an option of in-house legal counsel satisfactory to them confirming the representations, warranties and agreements in this section.

     5.2 Prospectuses, Sales Literature and Advertising. Company and Distributor will provide General Agent and General Agent's Broker, without any expense to General Agent or General Agent's Broker prospectuses relating to the Products, and such other sales literature and advertising as Company determines is necessary or desirable for use in connection with sales of the Products.

     5.3 Transmission of Contracts for Delivery to Contract Owners. Company will transmit contracts for Products for delivery to annuity contract-holder in accordance with administrative procedures acceptable to General Agent and General Agent's Broker and Company.

     5.4 Confirmations. Company agrees that, upon Company's acceptance of any payment for a Product, Distributor will deliver to each contract owner a statement confirming the transaction in accordance with Rule 10b-10 under the Securities and Exchange Act of 1934 .

     5.5 Annuity Contract-holder Services. Company shall provide administrative, accounting and other services to annuity contract-holders as necessary and appropriate in the same manner as such services are provided to Company's other annuity contract-holders.

     5.6 Reservation of Rights. Notwithstanding any other provision of this Agreement or any other agreement between Company, Distributor and General Agent or General Agent's Broker, Company reserves the unconditional right to modify any of the Products in any respect whatsoever or to suspend the sale of any Products in whole or in part at any time upon ninety (90) days written notice to General Agent. However, if Company receives a written demand from any regulatory agency or official having jurisdiction over Company or Products to modify or suspend the sale of any Products in fewer than ninety (90) days, then the shorter notice period will apply to notice given by Company to General Agent. Company reserves the unconditional right to refuse to accept applications procured by General Agent and General Agent's Broker or Producers which fail to meet underwriting or other standards of Company.

     5.7 Company Rules. Company shall provide General Agent and General Agent's Broker with Company Rules issued by Company and/or Distributor as soon as is practicable. All revisions, modifications and replacements of such Company Rules shall be provided by Company to General Agent and General Agent's Broker promptly after issuance by Company and/or Distributor.

     5.8 Compensation. Company shall pay a total commission on premiums collected pursuant to this Agreement based on the rates of commission set forth on the attached Exhibit A and its Addenda. Company has the right to charge General Agent for commissions paid in the event of certain surrenders of annuity contracts as specified in Exhibit A and its Addenda. Company will transmit payment of commissions to the General Agent on the day that Company receives good funds from the General Agent, if this option is shown in Exhibit A. "The day that Company receives good funds," for purposes of this Agreement, ends at 2:00 P.M. If good funds are received after 2:00 P.M., the transmittal of commission payment will occur on the next business day. At General Agent's option, commission payments will be transmitted by direct deposit into an account in General Agent's name at a bank designated by General Agent. No compensation shall be paid unless all of the following conditions precedent have been met to Company's satisfaction:

          5.8.1Licensing of Producer. Prior to the time of any solicitation of a sale or a sale of a Product, Producer making such solicitation and sale shall be licensed and appointed with Company in accordance with the laws of the state(s) where the sale is being made and, if applicable under the state insurance laws of the state, where the customer resides.

          5.8.2Licenses and  Contracts.  No person or entity,  except  Producers satisfying the provisions of Paragraph 5.8.1, shall in any way share in any commissions payable hereunder unless such person or entity is licensed in accordance with the laws of the state(s) in which the sale was made and, if applicable under the state insurance laws of the state, where the customer resides; and unless such person or entity shall have entered into an agreement with General Agent which specifies such person or entity's rights and obligations and makes provision for payment, including splitting, of commissions. Notwithstanding the preceding sentence, in those states which permit payment of a commission to an entity which is not licensed as an insurance agency, Company will pay commissions to an unlicensed entity which is a party to this Agreement, but only after such entity has provided evidence satisfactory to Company as to how Company may make such payments in accordance with applicable state insurance laws.

6.   INDEMNIFICATION.

     6.1 Indemnification of Company. General Agent and General Agent's Broker shall indemnify, defend and hold harmless Company and Distributor from and against any and all losses, claims, damages, liabilities, actions, costs or expenses to which Company or Distributor may become subject (including any legal or other expenses incurred by it in connection with investigating any claim against it and defending any action; and, provided General Agent or General Agent's Broker will have given prior written approval of such settlement or compromise, which approval will not be unreasonably withheld or delayed, any amounts paid in settlement or compromise) insofar as such losses, claims, damages, liabilities, actions, costs or expenses arise out of or are based upon:

          6.1.1The acts or omissions of General Agent, General Agent's Broker or any employee or agent of General Agent or General Agent's Broker while acting (whether under actual or apparent authority, or otherwise) on behalf of General Agent, General Agent's Broker, Company or Distributor in connection with this Agreement;

          6.1.2Any breach of any covenant or agreement made by General Agent or General Agent's Broker under this Agreement;

          6.1.3The inaccuracy or breach of any representation or warranty made by General Agent or General Agent's Broker under this Agreement.

               This indemnification obligation shall not apply to the extent that such alleged act or omission is attributable to Company and/or Distributor either because (1) Company and/or Distributor directed the act or omission; or (2) General Agent's, General Agent's Broker's, or a Producer's act or omission was the result of its compliance with the Company Rules.

     6.2 Indemnification of General Agent and General Agent's Broker by Company. Company and Distributor shall indemnify, defend and hold harmless General Agent and General Agent's Broker from and against any and all losses, claims, damages, liabilities, actions, costs or expenses to which General Agent and General Agent's Broker may become subject (including any legal or other expenses incurred by it in connection with investigating any claim against it and defending any action and, provided Company and Distributor will have given prior written approval of such settlement or compromise, which approval will not be unreasonably withheld or delayed, any amounts paid in settlement or compromise) insofar as such losses, claims, damages, liabilities, actions, costs or expenses arise out of or are based upon:

          6.2.1The acts or omissions of Company and/or Distributor, or any employee or agent of Company and/or Distributor (excluding General Agent and General Agent's Broker or Producers) while acting (whether under actual or apparent authority, or otherwise) on behalf of Company and/or Distributor in connection with this Agreement;

          6.2.2Any breach of any covenant or agreement made by Company or Distributor under this Agreement;

          6.2.3The inaccuracy or breach of any representation or warranty made by Company or Distributor under this Agreement.

7. ARBITRATION. The parties agree that any controversy or claim arising between them relating to this Agreement shall be resolved by binding arbitration. This agreement to arbitrate shall continue in full force and effect despite the expiration, rescission or termination of this Agreement. All arbitration shall be undertaken pursuant to the Federal Arbitration Act, and the decision of the arbitrator(s) shall be enforceable in any court of competent jurisdiction. The arbitrator(s) shall apply the law of the state of Minnesota and the arbitration shall be held in Minneapolis, Minnesota. Any party may demand arbitration by sending written notice to the other parties. The arbitration and the selection of arbitrator(s) shall be conducted in accordance with such rules as may be agreed upon by the parties, or, failing such agreement within 30 days after arbitration is demanded, under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as such rules may be modified by this Agreement. In any dispute which involves more than $100,000 in damages, three arbitrators shall be used. The arbitrator(s) shall (to the extent such damages are not otherwise limited or prohibited by the terms of this Agreement) have the authority to award actual money damages (with interest on unpaid amounts from the date due), specific performance, and temporary injunctive relief, but the arbitrator(s) shall not have the authority to award exemplary, punitive, or consequential damages, and the parties expressly waive any claimed right to such damages. The costs of the arbitration, but not the costs and expenses of the parties, shall be shared equally by the parties. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other parties are entitled to costs, including reasonable attorney fees, for having to compel the arbitration or defend or enforce the award. Notwithstanding the foregoing, the parties recognize that certain business relationships could give rise to the need for a party to seek certain emergency, provisional, temporary, injunctive or summary relief. The parties agree that either shall be entitled to judicially pursue such rights and remedies for emergency, provisional, temporary, injunctive or summary relief, without thereby being deemed to have waived its right to arbitration hereunder; however, each party agrees that, immediately following the issuance of any emergency, provisional, temporary, injunctive or summary relief, it will consent to the stay of any further judicial proceedings pending arbitration of all underlying claims between the parties.

8.   TERMINATION.

     8.1 Termination for Cause. At any time during the Term of this Agreement and any Renewal Period, Company and Distributor or General Agent and General Agent's Broker may terminate this Agreement immediately for cause upon written notice of such termination to the other party. Such written notice shall state the "cause" with specificity. As used in this paragraph, the term "cause" shall include any one or more of the following:

          (1)  the  conviction  of  any  party,   its  officers  or  supervisory
               personnel of any felony, of fraud or of any crime involving dishonesty;

          (2) the intentional misappropriation by a party of funds or property of the other party or funds received for it or for policyholders by such other party;

          (3) the cancellation of or refusal to renew by the issuing insurance regulatory authority any license, certificate or other regulatory approval required in order for a party to perform its duties under this Agreement;

          (4) any action by a regulatory authority with jurisdiction over the activities of a party that would place the party in receivership or conservatorship or otherwise prevent or substantially interfere with the ability of such party from continuing to engage in the lines of business relevant to the subject matter hereof;

          (5) a party becoming a debtor in bankruptcy (whether voluntary or involuntary) or the subject of an insolvency proceeding; or

          (6) the breach by a party of any representation, warranty or covenant under this Agreement after failure by the party to cure such breach within 10 days after being given notice of the breach by the terminating party.

     8.2 Termination without Cause. Any party may terminate this Agreement without cause upon ninety (90) days prior written notice to the other parties.

     8.3 Post Termination Limitations. Upon termination of this Agreement, Company's obligation to pay commissions to General Agent, General Agent's Broker or Producers shall immediately cease except as otherwise provided in this Agreement; provided:

          8.3.1Company shall pay commissions, as the same become due and payable, upon Products for which the application has been taken and the required initial premium has been collected as of the date of termination and for which Company subsequently issues a policy.

          8.3.2Company  will  charge  back,  in  accordance  with  Exhibit A and addenda thereto, against those commissions identified in Paragraph 8.3.1 and Exhibit A and Addenda thereto for surrender of Products sold by General Agent and General Agent's Broker's or Producers prior to the termination of this Agreement. After termination of this Agreement, Company will invoice General Agent for chargebacks unless General Agent and Company agree upon another method of payment of such amounts.

          8.3.3Company shall pay commissions in accordance with Exhibit A and its Addenda, attached hereto, on all Products issued prior to such termination.

          8.3.4For a period of one year after termination of this Agreement, General Agent and General Agent's Broker's shall not, and shall not permit its Producers to, engage in any concerted effort to promote, recommend or encourage the termination, surrender, or cancellation of any Product sold pursuant to this Agreement unless General Agent has reasonable grounds to believe such promotion, recommendation or encouragement is in the individual customer's best interests. In the event of breach of this paragraph, it is understood that Section 10, Confidentiality, will be void as regards Company's right to contact present and former holders of Products old hereunder, with a view to retaining their accounts.

9. INDEPENDENT CONTRACTOR. This Agreement is not a contract of employment. Nothing contained in this Agreement shall be construed or deemed to create the relationship of joint venture, partnership or employer and employee between Company and Distributor and General Agent and General Agent's Broker. Each party is an independent contractor and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of business.

10. CONFIDENTIALITY. Each party agrees that, during the term of this Agreement and at all times thereafter, neither party will disclose to any unaffiliated person, firm, corporation or other entity, nor use for its own account, any of the other party's trade secrets or confidential information, including, without limitation, the terms of this Agreement; non-public program materials; proprietary information; information as to the other party's business methods, operations or affairs, or the processes and systems used in its operations and affairs; or the processes and systems used in the operation of its business; all whether now known or subsequently learned by it. It is understood that lists of Product customers, or individually identifiable customer information, and lists of current customers of the General Agent or its affiliates, are considered confidential and proprietary information of General Agent and its affiliates, as applicable. Therefore, General Agent and its affiliates retain the exclusive right to solicit such customers for new or additional business of any kind, except that nothing herein shall preclude Company from soliciting customers to make additions to Products sold by General Agent pursuant to this Agreement. Each party shall treat the other party's confidential information with the same care as it treats its own confidential information. Nothing in this Agreement shall require either party to keep confidential any information that:

     (1) the party can prove was known to the party prior to any disclosure by the other;

     (2)  is or becomes publicly available through no fault of the party;

     (3) the party can prove was independently developed by it outside the scope of this Agreement and with no access to any confidential or proprietary information of the other party;

     (4) is required to be disclosed pursuant to judicial or administrative process or subpoena;

     (5) is mutually agreed upon in writing by the parties to this Agreement to be not confidential.

     If this Agreement is terminated, each party within 60 days after such termination will return to the other party any and all copies, in whatever form or medium, of any material disclosing any of the other party's trade secrets or confidential information as described above.

11. ASSIGNMENT. The parties to this Agreement may not assign, either wholly or partially, this Agreement or any of the benefits accrued or to accrue under it, or subcontract their interests or obligations under this Agreement, without the written approval of all parties.

12. AMENDMENT OF AGREEMENT. Company and Distributor reserve the right to amend this Agreement at any time, but no amendment shall be effective until approved in writing by General Agent and General Agent's Broker, subject to the provisions of Paragraph 5.6 herein.

13.  MISCELLANEOUS.

     13.1 Applicable Law. Any dispute arising out of this Agreement shall be governed by and interpreted under the laws of the State of Minnesota.

     13.2 Severability. Should any part of this Agreement be declared invalid, the remainder of this Agreement shall remain in full force and effect as if the Agreement had originally been executed without the invalid provisions.

     13.3 Notice. Any notice hereunder shall be in writing and shall be deemed to have been duly given if sent by certified or registered mail, postage prepaid, to the following addresses:


If to Company:                                   If to General Agent:

American Enterprise Life Insurance Company       TCF Securities, Inc.
80 South 8th Street                              Sixth and Robert Streets
Minneapolis MN  55402                            St. Paul, MN  55101
Attention:  Compliance Officer                   Attention: President
Unit 1818


If To Company's Broker-dealer:                   If to General Agent's Broker-
                                                 dealer:

American Express Financial Advisors Inc.         TCF Securities, Inc.
80 South Eighth Street                           Sixth and Robert Streets
Minneapolis, MN  55402                           St. Paul, MN  55101
Attention:  Compliance Officer                   Attention: President
Unit 1818



     13.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of this Agreement limiting assignment.

     13.5 Headings. The headings in this Agreement are for convenience only and are not intended to have any legal effect.

     13.6 Defined Terms. The terms defined in this Agreement are to be interpreted in accordance with this Agreement. Such defined terms are not intended to conform to specific statutory definitions of any state.

     13.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties or any official representative thereof.

     13.8 Survival.  All terms and conditions of paragraphs 6,  Indemnification,
          8.3 Post-Termination Limitations and 10, Confidentiality, will survive termination of this Agreement.

     13.9 Breach. Neither any failure to enforce, nor any waiver or any breach of any term or condition of this Agreement, shall operate as a waiver of such term or condition, or of any other term or condition, nor constitute nor be deemed a waiver or release of any other rights, at law or in equity, or of claims which any party may have against any other party for anything arising out of, connected with, or based upon this Agreement. Any waiver, including a waiver of this Section, must be in writing and signed by the parties hereto.

     13.10Waiver of withdrawal charges. There will be no withdrawal charge to owner or annuitant on any Products where the owner or annuitant is an employee of TCF Financial Corporation or of any its direct or indirect subsidiaries.

IN WITNESS WHEREOF the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their duly authorized officers.



American Enterprise Life Insurance Company             TCF Securities, Inc.

By:  _____________________________________             By:  ____________________

Title:    President                                    Title:   President

Date:    June 11, 1997                                 Date:  June 11, 1997


American Express Financial Advisors Inc.               TCF Securities, Inc.

By:  _____________________________________             By:  ____________________

Title:   Vice-President                                Title:  President

Date: June 11, 1997                                    Date: June 11, 1997